Filed Pursuant to Rule 424(h)(ii)

Registration Statement Nos. 333-239650 and 333-239650-07

The information in this preliminary prospectus (as supplemented by this supplement) is not complete and is subject to change, completion or amendment without notice. This preliminary prospectus (as supplemented by this supplement) is not an offer to sell the Notes or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state where such offer, solicitation or sale is not permitted.

Supplement, dated September 17, 2021 (Subject to Completion)

To

Preliminary Prospectus, dated September 16, 2021

(Subject to Completion and Amendment)

$1,035,000,000

Carvana Auto Receivables Trust 2021-P3

Issuing Entity

(CIK: 0001843627)

Carvana Receivables Depositor LLC Depositor (CIK: 0001770373)	Carvana, LLC Sponsor and Administrator (CIK: 0001576462)

This supplement, dated September 17, 2021 (this “supplement”), to the preliminary prospectus, dated September 16, 2021 (the “preliminary prospectus”), amends and supplements the preliminary prospectus as described herein. Capitalized terms used and not defined in this supplement have the meanings assigned to them in the preliminary prospectus.

This supplement should be read in conjunction with the preliminary prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BNP PARIBAS	Citigroup	Wells Fargo Securities

Credit Suisse		Deutsche Bank Securities

Co-Manager

Baird

The preliminary prospectus is hereby amended and supplemented as described in this supplement. References to page numbers are to the page numbers in the preliminary prospectus.

“Incorporation of Certain Documents by Reference”

The second paragraph under “Incorporation of Certain Documents by Reference” on page 107 is amended and restated as follows to reference the amended Form 8-K/A, which updates the data points for the last period of each origination year:

“The Issuing Entity incorporates by reference (i) the asset level data and information included as exhibits to the Form ABS-EE filed with the SEC by the date of filing of this prospectus with the SEC and (ii) the Current Report on Form 8-K/A filed with the SEC on September 17, 2021, regarding certain additional static pool information.”

“Annex I—Static Pool Information”

Annex I to the preliminary prospectus is hereby amended as follows:

•

The table appearing on pages I-3 and I-4, with respect to 31-60 Day Delinquency Rates (All Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						2.46%
20					5.27%
32				6.12%
44			5.73%
56		6.34%
68	10.41%

•

The table appearing on pages I-5 and I-6, with respect to 61-90 Day Delinquency Rates (All Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						0.68%
20					2.52%
32				2.84%
44			3.14%
56		2.94%
68	6.19%

•

The table appearing on pages I-7 and I-8, with respect to 91-120 Day Delinquency Rates (All Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						0.23%
20					0.39%
32				0.46%
44			0.41%
56		0.53%
68	0.00%

•

The graphs appearing on page I-9, with respect to delinquency information for all Obligors, are hereby replaced in their entirety with the following graphs, for the purpose of updating the data point for the last period of each origination year:

•

The table appearing on pages I-13 and I-14, with respect to ABS Speed (All Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						1.87%
20					1.66%
32				1.40%
44			1.21%
56		1.26%
68	1.16%

•

The graph appearing on page I-15, with respect to ABS Total (All Obligors), is hereby replaced in its entirety with the following graph, for the purpose of updating the data points for the last period of each origination year.

•

The table appearing on pages I-16 and I-17, with respect to 31-60 Day Delinquency Rates (Prime Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						0.43%
20					1.03%
32				1.25%
44			1.22%
56		1.93%
68	1.73%

•

The table appearing on pages I-18 and I-19, with respect to 61-90 Day Delinquency Rates (Prime Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						0.12%
20					0.39%
32				0.51%
44			0.47%
56		0.53%
68	0.50%

•

The table appearing on pages I-19 and I-20, with respect to 91-120 Day Delinquency Rates (Prime Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						0.04%
20					0.06%
32				0.12%
44			0.06%
56		0.11%
68	0.00%

•

The graphs appearing on page I-21, with respect to delinquency information for Prime Obligors, are hereby replaced in their entirety with the following graphs, for the purpose of updating the data points for the last period of each origination year:

•

The table appearing on pages I-25 and I-26, with respect to ABS Speed (Prime Obligors), is hereby amended and restated to replace the data for the last period in each origination year as noted below, as follows:

	Origination Year
Months Since Origination	2015	2016	2017	2018	2019	2020
8						1.78%
20					1.58%
32				1.36%
44			1.21%
56		1.27%
68	1.30%

•

The graph appearing on page I-27, with respect to ABS Total (Prime Obligors), is hereby replaced in its entirety with the following graph, for the purpose of updating the data points for the last period of each origination year.